Exhibit 99.1

NEWS RELEASE

Global Power 400 E Las Colinas Blvd., Suite 400, Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Announces Terence Cryan Will Continue as Permanent CEO

IRVING, Texas, July 2, 2015 — Global Power Equipment Group Inc. (NYSE:GLPW) (“Global Power” or the “Company”) today announced that it has entered into a new employment agreement with Terence Cryan pursuant to which he will continue to serve as the Company’s President and Chief Executive Officer, a position he first assumed on an interim basis on March 20 of this year.  The new employment agreement is for a term running through June 1, 2017 and contemplates successive one year renewals thereafter.

Speaking on behalf of the board of directors, Chairman Charles Macaluso said, “The entire board appreciated Terence Cryan’s willingness to assume the role of President and CEO in March of this year to meet the needs of the Company for an orderly transition at that time.  Based on his performance since then, we have determined that Terry is the best person to lead Global Power as the Company continues to provide high quality services and products to customers across our businesses, while addressing the challenges related to our recent announcement that the Company’s 2014 financial statements should no longer be relied upon.”

Terence Cryan, commented, “I want to thank my fellow board members for this show of support.  I believe the stability achieved by this move will benefit the Company as we move forward.  I am highly motivated to overcome our current difficulties and excited about the opportunities that lie ahead.”

Cryan has deep knowledge of the energy industry coupled with broad executive-level experience and extensive expertise in financings, mergers and acquisitions.  In 2001 he co-founded Concert Energy Partners, a New York City based investment and private equity firm focused on the energy industry.  Over the last 10 years, Cryan has been chief executive officer of a number of publicly traded, private and non-profit entities.  He served as president and chief executive officer of Medical Acoustics LLC from 2007 through 2010 and as interim president and chief executive officer of Uranium Resources Inc. from September 2011 through April 2012.  Before 2001, Cryan was a senior managing director in the Investment Banking Division at Bear Stearns.  He has over 25 years of experience in international business in the United States and Europe, including having served as managing director and the Group Head of the Energy & Natural Resources Industry Group at Paine Webber.

Having been a director of Global Power since January 2008, Cryan will continue on the board while serving as President and CEO.  Until his appointment as President and CEO in March of this year, he served as chair of both the compensation committee and the nominating and corporate governance committee.  In December 2014, Cryan was named a Board Leadership Fellow by the National Association of Corporate Directors.  He holds a Master of Science in Economics from the London School of Economics and a Bachelor of Arts degree from Tufts University.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  It is comprised of two segments. The Products segment includes two primary product categories: Auxiliary Products designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines while Electrical Solutions provides custom configured electrical houses and generator enclosures for the midstream oil & gas industry, the power generation market to include distributed and backup power as well as other industrial and commercial operations. The Services segment includes two primary categories: Energy Services provides lifecycle maintenance, repair, construction and fabrication services for the industrial, chemical/petrochemical process, oil and gas and power generation industries while Nuclear Services provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities. The Company routinely provides information at its website: www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995.  These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties.  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that had previously been provided by Global Power, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy.  In addition, additional information may arise during the course of the Company’s previously-announced ongoing accounting review of its 2014 full year and first quarter 2015 financial statements that would require the Company to make additional adjustments or revisions or to restate further the financial statements described in the Company’s Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2015. In addition, the time required to complete the financial statements and accounting review may cause our results to differ materially from those described in the forward-looking statements.  Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of our Annual Report on Form 10-K filed with the SEC on March 9, 2015 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

CONTACT:	Investor Relations Contact:

Shawn Severson

The Blueshirt Group

(415) 489-2198

shawn@blueshirtgroup.com